                                                                EXHIBIT(a)(5)(D)


             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

ABSTRACT

In May 1999, a Licensing Agreement between Zonagen, Inc. and the NICHD was finalized to develop new 19-substituted-norprogestins ("21-Substituted Progesterone Derivatives as New Antiprogestational Agents", Serial Number 60/016,628). The following document outlines experiments performed under a SBIR, Phase I that clarifies the properties of one of these new antiprogestins or Specific Progesterone Response Modulators (SPRMs) and enhances their utility for the treatment of endometriosis. We expect that the new generation of compounds will be used for a number of indications where the etiology is dominated by progesterone. The promise of the first antiprogestin, RU 486, has gone unfulfilled because of its extensive antiglucocorticoid effects and the political backlash to its use as an abortifacient. Such controversies not withstanding, tissues of the reproductive system such as pituitary, breast, myometrium, cervix, and endometrium remain obvious target organs for treatment. The preliminary evidence in our hands indicates that one or more of this new class of antiprogestins may be the ideal drug for the treatment of endometriosis and uterine fibroids in the near future.

It was the intention of Phase I of this proposed SBIR program to determine effects on the eutopic endometrium of cynomolgus monkeys (Macaca fascicularis). We have determined that our lead compound, 4124, is as effective as RU 486 in reducing the height on the endometrium. We found no effects on serum estrogen or progesterone. Neither 4124 or RU 486 prevented ovulation when use intermittently. Whereas RU 486 increased serum cortisol, 4124 did not. We established baseline parameters in the peritoneal cavity with respect to the presence of vitamin E and certain cytokines.

We intend to expand this program in Phase II to determine whether the same compound will reduce the size of ectopic lesions (surgically induced endometriosis) in the same species. This animal model has been shown to respond to both GnRH agonists and to RU 486 with a decrease in lesion size. The use of GnRH agonists in women for the amelioration of endometriosis, although far from ideal, is one of the few therapies currently available.

Such SPRMs or antiprogestins could fill Zonagen's developmental pipeline with drugs for those diseases and, potentially, several other indications. New compounds discovered by NICHD and realized as drugs through this proposed SBIR, satisfy the need to bring the results of government-sponsored science into the public domain.

                                        1

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

                               SBIR- FINAL REPORT

                  ANTIPROGESTINS IN THE CYNOMOLGUS ENDOMETRIUM

                                DECEMBER 12, 2000

1. SIGNIFICANCE  AND BACKGROUND

A. Antiprogestins as SPRMs

Tamoxifen is known to be an antagonist of the human estrogen receptor (hER) in the breast but an agonist in uterus. This, and other findings, is the basis for the current understanding that estrogens and anti-estrogens have tissue-specific activity and has inspired the use of the term SERMs (Selective Estrogen Response Modulators) to describe this class of compounds. The potential that antiprogestins can have tissue-specific effects, i.e., can be considered as SPRMs (Selective Progesterone Response Modulators), is a provocative concept. Under the licensing Agreement, Zonagen has acquired the rights to more than 10 21-substituted analogs of 19-norprogesterone. It is our intention to acquire as many as 30 additional compounds under the Continuation-In-Part (CIP) of the original patent as that issue becomes clarified through the Patent Office.

B. Progestins and Antiprogestins

An intracellular progesterone receptor (PR) is central to most of the actions of progesterone. This protein is a hormone-activated transcription factor that interacts directly with genomic sequences and indirectly with other transcription factors (Katzenellenbogen et al., 1996). The progesterone-responsive tissues of reproductive age women differ greatly from each other in terms of the level of PR during the menstrual cycle. The mix of transcription factors that form the transcriptional complexes is part of the mechanism that insures specificity. In addition, progesterone responsiveness is modulated in part due to two molecular forms: the PR-A and the PR-B isoform (Vegeto et al., 1993, Tung et al., 1993).

Pure antagonists will oppose the actions of hormones in all tissues and conditions. These compounds can be distinguished from partial antagonists that are active in certain tissues. For example, tamoxifen is known to be an antagonist of the human estrogen receptor (hER) in the breast but an agonist in uterus. This, and other findings, is the basis for the current understanding that estrogens have tissue-specific activity. Among the antiprogestins, RU 486 and ZK112993 exhibit partial agonism for the PR-B whereas R5020 shows agonist activity for both PR-A and PR-B (Sartorious et al., 1994).

Tissue specificity is an important component of any therapy. Preliminary results done by the NICHD indicate tissue specificity for at least two 21-substituted analogs of 19-norprogesterone. Since uterine receptors and uterotropic assays were used to screen compounds, Zonagen, Inc. believes that compounds with strong activities are excellent candidates for the treatment of endometriosis.

C. Endometriosis

Endometriosis is a disease in which endometrial cells colonize at ectopic locations, usually in the peritoneal cavity. Although still controversial, many believe that this disease is the result of the seeding of viable endometrial cells after retrograde menstruation as first suggested more than 70 years ago (Sampson, 1927). This potentially initializing event takes place in most women in their reproductive years (Halme et al., 1984). If implants develop into lesions dysmenorrhea, dyspareunia, and/or infertility can occur, although some women can be asymptomatic even with advanced disease. The definitive diagnosis is laparoscopy. It is a common disease among American women, occurring in up to 7% of the reproductive age population and 25% of those who seek infertility treatment.

Medical treatment includes the use of oral contraceptives, GnRH agonists (GnRHa), danazol, and progestins such as medroxyprogesterone acetate (MPA). The latter three treatments reduce pain without an improvement in fertility. Oral contraceptives are contraindicated in women with a history of thromboembolic disease and in smokers over 35. GnRHas

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

lead to a pseudomenopausal state epitomized by hypophysiologic estrogen and progesterone, anovulation, and climacteric symptoms ranging from hot flashes to losses in bone. Danazol precipitates androgenic symptoms and is contraindicated for women with hepatic, renal, or cardiac problems. MPA often results in bleeding.

The cautery or laser ablation of lesions through laparotomy or laparoscopy is an option for women who fail medical therapy. However, conservative surgery is associated with a 45% recurrence rate and although aggressive radical procedures have less recurrence, fertility is compromised. Conservative surgery likewise fails to restore fertility unless the procedure removes a mechanical blockage of the fimbria of the Fallopian tube.

The triad of endometriotic lesions, pain, and infertility has led to an intense investigation of their interrelationship. Certain surrogate markers of endometriosis may be causative of lesion formation, secondary to lesion formation, or secondary to lesion formation but causative of pain and/or infertility. Our reading of the review literature discloses four suspect processes that could give rise to these surrogate markers: an inflammatory process (Ryan and Taylor, 1997; Ho et al., 1997; Simon et al., 1998;), an angiogenetic process (Shifern et al., 1996; Matsuzaki et al., 1998), an oxidative process (Murphy et al., 1998), and physiologic differences inherent in implanted tissues (Noble et al., 1996; Ryan and Taylor, 1997; Braun and Dmowski, 1998; Koninckx et al., 1999). Evidence of the first three processes was disclosed by an analysis of peritoneal fluid (PF). The possibility of an inflammatory process was made plain when it was shown that women with disease have elevated levels of macrophage (Haney et al., 1981) and that these infiltrating cells were activated (Halme et al., 1983). The mediators of this process include growth factors such as IGF (Guidice et al., 1994) and TNF-(alpha) (Halme, 1989; Taylor et al., 1997; Harada et al., 1999), cytokines such as IL-6 (Taylor et al., 1997; Harada et al., 1999), and chemoattractants (chemokines) such as IL-8 (Ryan et al., 1995; Simon et al., 1998), RANTES (Schall et al., 1988), lysophosphatidyl choline (Murphy et al., 1998), and MCP-1 (Akoum et al., 1995). There is equivocal evidence for the involvement of IL-1, IL-2, interferon-(gamma), EGF, or GM-CSF as activators of an inflammatory process (Ho et al., 1997). The process of angiogenesis may be enhanced through IL-8 (Koch et al., 1992) and by the action of aFGF and VEGF (Hyder and Stancel, 1999). VEGF and IL-8 are clearly elevated in women with endometriosis (Shifern et al., 1996; Ryan et al., 1997; Harada et al., 1999). The hypothesis that the peritoneal cavity is oxidatively stressed and that endometriosis occurs subsequent to that stress (Murphy et al., 1998) has great interest since markers and a therapy can be discerned readily. A pro-oxidant environment is indicated by more easily oxidized LDL, lowered levels of vitamin E, and increases in lysophosphatidyl choline in peritoneal fluid (Murphy et al., 1998a). In addition, antiprogestins that have amine groups (like our lead compounds and RU
486) could act as antioxidants (Santanam et al., 1998). Finally, a set of markers of endometriosis may be found in the implants, including altered surface integrins (Lessey et al., 1994), tissue aromatase (Noble et al., 1996), and cytosolic PR isoforms (Mangal et al., 1997).

A few animal models of endometriosis exist. Cynomolgus monkeys beyond optimal breeding age will develop a form of endometriosis 29% of the time (Ami et al., 1993). Baboons also appear to spontaneously acquire endometriosis in a similar proportion (D'Hooghe, 1997). Thirty per cent of Rhesus monkeys exposed to 2,3,7,8-tetrachlorodibenzo-p-dioxin in a toxicological study demonstrate endometriosis after a considerable latency period, but in a dose-dependent manner (Rier et al., 1993). Rats and especially mice respond to the same chemical in a similar way (Cummings et al., 1996). The pioneering work of Jacobson first demonstrated the possibilities for surgical autotransplantation of portions of the uterus of the rabbit (Jacobson, 1922) into the animal's peritoneal cavity. Rat (Vernon, 1990), rabbit (Schenken and Asch, 1980; Dunselman et al., 1989), and monkey (Schenken et al., 1984) models have considerably advanced the field, especially with respect to the effects on fertility (Schenken and Asch, 1980; Schenken et al., 1984; Hahn et al., 1984; Vernon and Wilson, 1985). The above discussion notwithstanding, the lack of a naturally occurring small animal model can inhibit studies. For example, since the amelioration of peritoneal pain in women is highly desirable, the use of laboratory species is problematical for that end-point. Nonetheless, the primate model of endometriotic lesions that has been established through surgical introduction of endometrial explants (Schenken et al., 1987) is highly useful due to similarity of the monkey reproductive system to humans and the response of monkeys to drugs that alleviate pain in women.

D. Endometriosis and Antiprogestins

Antiprogestins are effective against endometriosis. When 100 mg of the antiprogestin-antiglucocorticoid RU 486 was used daily for 3 months, a significant relief in pain was found. However, there was no change in the disease and women demonstrated an elevated level of cortisol and ACTH, typical of an antiglucocorticoid. The latter effect mitigates against long-term use (Kettel et al., 1991) and prompted those same investigators to undertake a second study using a lower dose (50 mg) for 6 months (Kettel et al., 1996). In the 6-month study, RU 486 relieved pelvic pain and led to disease regression. Although the patients were anovulatory as expected (Liu et al., 1987), serum estrogen levels remained consistent with mid-

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

follicular phase levels and there was no evidence for hypercortisolemia or ACTH excess. Thus, RU 486 can serve as the paradigm of the utility afforded by this class of drugs. A critical question is whether an antiprogestin lacking strong antiglucocorticoid activity will be as effective.

A recent trial in cynomolgus monkeys (Grow et al., 1996) showed that surgically-induced endometriotic lesions were equally or more sensitive to RU 486 than to treatment with a GnRHa or to treatment with RU 486 plus GnRHa. RU 486 resulted in a substantial shrinkage in the size of the lesions as measured by area visualized on the peritoneal surface during laparotomic examination. Importantly, the antiprogestin did not lead to a lowering of serum estradiol or a loss of bone and may even have increased bone density unlike the GnRHa group. The loss of bone in women using GnRHa to treat endometriosis limits the use of that drug to a 6-month regimen. Highly important, the use of RU 486 in the primate endometrium leads to a so-called noncompetitive antiestrogenic effect (Wolf et al., 1989) characterized by a thinning of the endometrium but without effects on the vaginal epithelium.

E. This SBIR, Phase I in the Context of the Master Plan for the New
Antiprogestins

The goal of the SBIR, Phase I is to demonstrate that our lead antiprogestin is effective in endometrium in primates. Thus, the Phase I study would serve as a proof-of-concept experiment that would allow us to re-examine other relevant features of the compounds in a Phase II study in the same species with endometriosis-like lesions. For example, in Phase I, we would determine the effects of our lead compound on the circulating hormones and endometrium of intact cynomolgus monkeys but we would limit our treatment to 1 months whereas in Phase II, we would extend the dosing interval to 9 months. In Phase II we would extend our outcome parameters to the area of the endometriotic-like lesion, disease markers, cytology of the lesion, bone mineral density, and adrenal function. A third difference would be that Phase I focuses on efficacy in endometrial volume but Phase II investigates dose-dependency and multiple endpoints. Other differences could be dose schedule, route of administration, and number of subjects. In Phase I, we would choose fewer monkeys per experimental arm in a protocol that would replicate proven protocols to insure obtaining results in an animal experimental setting. In Phase II, our protocol would have greater power (more subjects) and one that would have relevance to clinical trials in women. Phase I studies would demonstrate the feasibility of the obtaining and assaying PF.

Our developmental plan for antiprogestins in the treatment of fibroids requires that we synthesize our lead compound; file an IND; carry out pharmacodynamic and pharamacokinetic studies in women; and other Phase I trials within 24 months. Phase II trials of efficacy and dose ranging would follow. The developmental work outlined for the fibroid indication would not be repeated if we develop the same compound as a treatment for endometriosis, making co-development an attractive scheme.

Finally, we intend to perform additional studies in castrate cynomolgus monkeys that should enhance our understanding of the effects of our lead AP in postmenopausal women. These experiments should allow us to explore the possibility of hormone replacement therapy in women using our AP. These studies might be supported internally by Zonagen or through a separate submission to the SBIR program.

F. Overall Significance

The ideal antiprogestational agent for women would cost less than the expensive GnRH agonists now in use, relieve pain and cramping, lead to regression of the disease, preserve serum estrogen levels, have low antiglucocorticoid effects, increase fertility after treatment, and be effective within as short a time period as possible (6 months or less) or be tolerable for the period of time required to remain disease-free. Suppression of pelvic pain may be a suitable end-point for some women whereas the restoration of fertility or window of fertility may be the aim of other sufferers. The success inferred from trials with RU 486, the low antiglucocorticoid activity of the lead compounds, an animal model for testing, and the clear need for treatment options, should allow us to file an IND on an accelerated schedule and have putative drugs in initial clinical trials (SBIR, Phase III) in 24-36 months.

2. SBIR PHASE I RESULTS

A. Rationale for the Research

We believe that a study in cynomolgus monkeys represents the best use of resources since these primates approximate humans anatomically, physiologically, and endocrinologically far better than rats, mice, or rabbits. Moreover, the incidence of endometriosis in this species but especially the existence of an inducible model for endometriosis provides an

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

opportunity that cannot be duplicated by another experimental system. Finally, the genetic similarity between primates and humans provide a unique opportunity to explore the immunological aspects of disease. Specifically, we will be able to obtain reliable, commercial kits for the assay of TNF-(alpha), VEGF, and IL-8 that were originally intended for human use but which cross-react with the analogous cynomolgus proteins (Verdier et al., 1995). The added expense of the monkey model and the existence of that model in the facilities of a collaborators at Eastern Virginia Medical School means that the present proposal will well exceed the limits usually placed on the proportion of the total funding allotted to collaborators. We believe that working outside the normal funding distribution (as suggested in the Instructions to Authors) is justified by the need to bring the newest drugs to bear on a human disease with few treatment alternatives.

The results of each phase of the SBIR would be a branch of our decision tree for product development. The result in Phase I provides assurance that Phase II studies in the same model system helps predict efficacy against surgically induced disease. A result consistent with efficacy in Phase II will allow a rational design for clinical trials in women (SBIR, Phase III, or Phase II/III Human Clinical Trial).

B. Experimental Results

The experiments performed were intended to determine whether our lead SPRM had antiprogestational effects on the eutopic endometrium, the tissue that gives rise to endometriotic-like lesions in the monkey model. In Phase I we also assessed the hormonal status of the monkeys upon treatment and attempted to disclose effects of RU 486 and our lead SPRM on markers of the immunologic status of the peritoneal cavity.

RU 486 has been demonstrated to block ovulation and inhibit endometrial proliferation. The purpose of this study was to determine if the CDB-45124 inhibited ovulation at a dose equal to RU 486. As determined by in vitro and other in vivo studies, CDB-4124 was as potent or more potent than RU 486 and had less AG activity. In order to maximize any potential AG effect in monkeys vis-a-vis RU 486, we used CDB-4124 at the same dose level as RU 486 (essentially equimolar given near identity in molecular weights).

Adult female cynomolgus monkeys, weighing between 2.5 and 5.0 kg with regular, ovulatory menstrual cycles of 25 to 35 days were candidates for this study. Daily inspection of the perineum was undertaken for the detection of overt vaginal bleeding, the basis for characterization of menstrual cyclicity. For monkeys to be enrolled in the study, the cycle prior to initiation of treatment was verified to be ovulatory by performing an analysis of serum progesterone using a blood sample collected between day 17 and 20 of the menstrual cycle. A serum progesterone concentration of > or = 3 ng/ml or > 2.3 and a vaginal show was accepted as indicative of ovulation. RU 486 is the gold standard for effects on endometrium.

There were three treatment groups with 4 monkeys per group:
Group 1 was the vehicle control (3 cc of corn oil, p.o., on days 2, 9 and 16); Group 2 was the RU486 arm (100 mg/kg in corn oil, p.o., on day 2, 40 mg/kg in corn oil, p.o., on days 9 and 16);
Group 3 was the CDB-4124 arm (100 mg/kg in corn oil, p.o., on day 2, 40 mg/kg in corn oil, p.o., on days 9 and 16).

Monkeys were treated in one menstrual cycle, beginning after the cessation of vaginal bleeding and after a confirmed ovulatory cycle (serum progesterone). The administration of vehicle or antiprogestin was oral with the above dosing protocol where days refer to cycle day 1 as the first day after bleeding ceases. Alternate day blood collections (3.5cc) were made under Ketamine-induced anesthesia (10mg/kg, i.m.). Serum samples were analyzed for cortisol, estradiol and progesterone. Ovulation was inferred from serum concentrations of those two steroid hormones. Antiglucocorticoid activity was assessed from serum cortisol concentrations. A laporatomy was performed on day 22 under Ketamine (20mg/kg, i.m.) and xylazine (1 mg/kg, i.m.) induced anesthesia. Prior to any surgical manipulation, the pelvic organs were irrigated with 3.0 ml of normal saline and recovered with a heparinized syringe. The peritoneal washings were centrifuged at 1200xg for 15 minutes and stored at -20C prior to shipment to Zonagen.

          i. EFFECTS OF CDB-4124 ON HORMONE LEVELS IN TREATED MONKEYS. We wanted to investigate whether CDB-4124 negatively impacted normal serum hormone levels. RU 486 does not decrease estrogen below mid-follicular values, making its long-term use in women more attractive than GnRHa. However, use of RU 486 often results in antiglucocorticoid activity that is typified by high ACTH and cortisol.

Cynomolgus monkeys on trial were assessed for serum hormone levels of estrogen (estradiol-17(beta)), progesterone, and cortisol. Blood was drawn as described and serum obtained, aliquoted, and frozen. Samples were shipped to Zonagen on ice for assay by RIA. Assays capable of determining estradiol, progesterone, and cortisol in the serum from cynomolgus

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

monkeys were available from DPC. Assays of serum progesterone were performed by the EVMS prior to the initiation of treatment as a way to assess an adequate luteal phase. The results are given in Tables 1-3 and Figures 1-5.

We believed that was important to monitor the effects on serum estrogen for three reasons. First, the maintenance of physiologic levels of estrogen are necessary to retain bone and cardiovascular tone. The loss of ovarian estrogen due to the use of a GnRH agonist such as Lupron is the main reason that the use of such therapies for the treatment of endometriosis and fibroids is limited to a relatively short period of time - usually only six months. The loss of bone, for example, in cynomolgus monkeys treated with Lupron to counteract induced endometriotic lesions were clear in Grow et al. (1996). Interestingly, the antiprogestin RU 486 showed no loss of bone and even appeared to raise bone mineral density to a limited extent. Second, the effects of the SPRM under test on the endometrium must not be due to the fall of serum estrogen. Indeed, for a SPRM to be an effective therapy in women, it must exert its effects, optimally, in the presence of mid-follicular levels of estrogen. [This conjecture becomes even more important if we choose to develop 4124 for HRT]. Third, a follicular phase surge in estrogen provides evidence of cycling.

TABLE 1. Serum Estrogen in Monkeys under Study

                                                               SERA PG/ML
                                                           ESTRADIOL-17(BETA)                                 E(2)
-----------------------------------------------------------------------------------------------------------------
 Group    no.         I.D.     d2     d4      d6      d8     d10    d12    D14    d16    d18    d20    d22   AUC
=================================================================================================================
CONTROL
Day 2 =
 18-Aug    1    I    0996CQ   11.2     8.8    39.8    31.7   89.7   33.4   4.22   17.3    4.9    9.6    5.9   502
 31-Aug    2    j      6858     44    40.5     111    50.3    212   27.1   43.5     28   14.9   33.1    6.9  1178
 5-Sep     3    k    1009CQ   7.19      32    28.1    34.2     38   88.5    150   20.8   20.5    5.7    4.3   851
 12-Sep    4    l     10083   20.3    7.21    33.9    70.3   11.3   43.7   8.65     70   39.4   6.68   46.5   695

                      mean   20.68   22.14   53.25   46.63  87.64  48.17  51.56  34.02  19.93  19.93  15.89   806
                       SD    16.51   16.69   38.93   17.80  88.82  27.74  67.87  24.37  14.51  14.51  20.43   285
=================================================================================================================

                               d2     d4      d6      d8     d10    d12    D14    d16    d18    d20    d22   AUC
=================================================================================================================
RU 486
Day 2 =
 23-Aug    1    e     6394      11    71.2    29.5      35   79.6   50.9   35.8   46.7     78    184   58.9  1350
 31-Aug    2    f    CQ7094   17.5     148    72.1    78.2    102     28   44.5   9.68   62.8   55.7    9.0  1238
  5-Sep    3    g     9498    63.7    22.2    29.1     170     77   37.6   43.4   24.9   50.2   14.2   16.0  1032
 12-Sep    4    h     8281    31.1    18.6    30.2    46.1    112    175     36   20.2   92.9   31.5   26.9  1210

                      mean   30.81   65.09   40.21   82.22  92.73  72.85  39.89  25.37  70.96  71.30   27.7  1207
                       SD    23.47   60.51   21.23   61.06  17.22  68.68   4.67  15.56  18.51  76.96   22.1   132
-----------------------------------------------------------------------------------------------------------------

                               d2     d4      d6      d8     d10    d12    D14    d16    d18    d20    d22   AUC
=================================================================================================================
  4124
  d2 =
 23-Aug    1    a     10285   36.1     143    86.6     169   26.5   27.3   33.1   28.7   48.5   16.8    7.1  1210
 5-Sep     2    b    0988CQ   20.5    39.9    44.6      25   61.3   21.4   35.5   30.5   88.1   28.7   49.2   869
 6-Sep     3    c    0999CQ   31.7    38.2    48.3     102    154    308     17   54.1   67.5   75.4   51.6  1863
 13-Sep    4    d    CQ2818   31.2    27.9    34.8    48.4   91.5    127    274     10   18.5    0.5   45.3  1386

                     mean    29.85   62.22   53.59   86.22  83.28    121   89.8  30.83  55.65   30.3   38.3  1332
                      SD      6.59   54.08   22.76   64.16  53.99  133.7  122.8  18.08  29.58  32.17   20.9   414
-----------------------------------------------------------------------------------------------------------------
                               d2     d4      d6      d8     d10    d12    D14    d16    d18    d20    d22
=================================================================================================================

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             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

The questions that we wanted to explore were (1) whether there was a difference amongst treatments in terms of serum estrogen, (2) whether 4124 was different from RU 486 in terms of serum estrogen (we anticipate strong RU 486 effects on endometrium and we wanted assurance that RU 486 effects were a model for 4124), and (3) whether 4124 would lower serum estrogen compared to control. Encouraging results would be no difference amongst treatments, conformity of the RU 486 and the 4124 results, and no difference in serum estrogen between the 4124-treatment group and controls.

Blood was drawn every two days. The treatment schedule was to orally provide a drug or control preparation on days 2, 9, and 16. For the RU 486 and 4124 groups, the day 2 treatment was 100 mg of drug and the other two treatment days provided 40 mg. Because of the phlebotomy schedule, the day four blood sample was two days after treatment, the day 10 blood sample was one day after treatment and the day 18 blood sample was two days after treatment. We wanted to test whether this intermittent schedule would provide long term effects.

TABLE 1 gives the values of serum estrogen we found in the cynomolgus monkeys under treatment. The inspection of the table and the figure derived form it, Figure 1 shows that all three groups appeared to have a relatively normal follicular phase (presumptively days 2-14). Day 2 estrogen (day of treatment but before treatment) was low and there was no difference between groups (p =0.66, ANOVA). Serum estrogen in the control group rose and reached a maximum (the surge) in each individual between day 10 and 14, as expected. There was no apparent difference in the day at maximum estrogen amongst the groups (the mean day of maximum estrogen was 11 for the control group, 10 for the RU 486 group, and 11 for the 4124 group). At every time period tested, there was no difference between the mean serum levels of estrogen for the control and the 4124 groups.

We were aware that a high acute dose of antiprogestin might impact serum estrogen. There appeared to be a possible effect on day 4 in terms of an apparent rise in serum estrogen for the RU 486 and 4124 groups and a subsequent fall. However, we could not prove that serum estrogen rose between day 2 (treatment) and day 4 for the RU 486 group (p = 0.22, paired t-Test, one-tailed) or for the 4124 group (p = 0.13). Likewise, we could not demonstrate a statistical fall between day 4 and day 6 for the RU 486 group (p = 0.19) or for the 4124 group (p= 0.32). After treatment on day 9, any rise in estrogen would be masked by the natural increase in estrogen and no fall was seen. However, in the luteal phase (day 16 and later), there was a significant difference amongst the groups on day 18 (p = 0.024 ANOVA). The RU 486 and 4124 groups showed a difference from control P <0.05, Duncan's test). This difference was an increase in serum estrogen in the two antiprogestin groups in which RU 486 was very evident (p = 0.002, t-Test, one-tailed). The 4124 group was also higher than controls (p = 0.035). Cynomolgus monkeys, unlike women, do not always demonstrate a luteal peak of estrogen (Vogel and Bee, 1999). It seems that RU 486 and 4124 can lead to a release of estrogen in the serum in the luteal phase.

Figure 1. Time Course of Serum Estrogen during Treatment

[LINE GRAPH]

                                                           Cycle Day
                group       2       4       6       8      10      12      14      16      18      20      22
                -----     -----   -----   -----   -----   -----   -----   -----   -----   -----   -----   -----
                control   20.63   22.14   53.25   46.63   87.64   48.17   51.56   34.02   19.93   19.93   15.89
                 RU 486   30.81   65.09   40.21   82.22   92.73   72.85   39.89   25.37   70.96    71.3    27.7
E(2) (pg/ml)       4124   29.85   62.22   53.59   86.22   83.28     121    89.8   30.83   55.65    30.3    38.3

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

Another way to look at the estrogen across the time period is the integrated levels in terms of the Area Under the Curve (AUC). This is given in TABLE 2. As shown, both the RU 486 and 4124 groups had a high mean serum estrogens (1207 pg-days/ml and 1332 pg-days/ml, respectively) than the control (806 pg-days/ml). There appearance of a difference amongst the groups was suggested by ANOVA (P = 0.081) and Kruskal-Wallace (p = 0.056) and the 4124 group was shown to be different (p < 0.05, Duncan's test). The RU 486 and 4124 groups are not different in terms of their integrated serum estrogen levels (AUC, p = 0.59, t-Test, two tailed). Compared to controls, RU 486 shows a significant difference (p = 0.043) and 4124 shows a strong trend but lacks statistical significance (p = 0.082). Importantly, there is not a deficiency in the level of estrogen associated with the use of 4124 but, in fact, an increase.

In summary, the three questions proposed above are resolved as (1) no difference amongst the treatment groups in the follicular phase and only RU 486 appeared to effect luteal phase estrogen by increasing estrogen following oral dosing; (2) RU 486 and 4124 were no different in terms of effects on serum estrogen; and (3) 4124 did not decrease serum estrogen.

We believed that it was important to monitor serum progesterone for two reasons: first, to detect effects on

TABLE 2. Serum Progesterone in Monkeys under Study

                                                              SERA NG/ML
                                                             PROGESTERONE                                    P(4)
----------------------------------------------------------------------------------------------------------------
Group    no.         I.D.     d2     d4      d6      d8     d10    d12    D14    d16    d18    d20    d22   AUC
================================================================================================================
CONTROL
  d2 =
 18-Aug   1    I    0996CQ   1.91     1.2    1.86    1.71   2.48   4.16   8.41     56   22.7   17.4   14.8   263
 31-Aug   2    j      6858   1.92    1.85    1.39    2.65   3.92   7.49   15.9   9.93   10.9   27.1    6.5   177
 5-Sep    3    k    1009CQ   1.19    1.24    1.27    1.36   1.59   1.99    5.1   12.9   20.6   38.9   68.6   308
 12-Sep   4    l     10083    1.3    1.53    1.01    1.67   1.38   2.04   1.76   0.75   0.73   1.72    2.0    30

                     mean    1.58    1.46    1.38    1.85   2.34   3.92   7.80  19.90  13.72  13.72  22.97   180
                      SD     0.39    0.30    0.36    0.56   1.15   2.59   6.06  24.62  10.08  10.08  30.88   122
================================================================================================================

 RU 486
  d2 =
 23-Aug   1    e      6394   0.67    0.69    0.56    0.75   2.45   1.21   1.23    1.5   0.86   0.93    1.0    23
 31-Aug   2    f    CQ7094   1.01    1.35    0.66    1.03   1.57   1.33   2.85   6.32   11.5   11.4   15.3   108
 5-Sep    3    g      9498   1.65    1.66    1.63    1.85   6.55   14.9     31   10.5   11.8   24.1    7.3   224
 12-Sep   4    h      8281   1.17    2.05    1.08    1.33   1.98   1.58   3.51   10.7   15.6   4.72   17.4   121

                     mean    1.13    1.44    0.98    1.24   3.14   4.74   9.64   7.27   9.94  10.29   10.3   119
                      SD     0.41    0.57    0.49    0.47   2.30   6.74  14.25   4.35   6.33  10.18    7.6    82
================================================================================================================

  4124
  d2 =
 23-Aug   1    a     10285   2.05     3.4    2.21    1.96   4.04     13   12.9   28.1   85.0   23.1   10.1   370
 5-Sep    2    b    0988CQ   1.63    1.27    1.19    1.45   3.26   1.16    1.3   1.75    1.4   1.22    1.8    33
 6-Sep    3    c    0999CQ    1.5    1.56    1.33     1.6   1.78   3.26   6.07   11.1   21.9   35.3   61.5   292
 13-Sep   4    d    CQ2818   1.39     1.8    0.96     1.2   1.59   0.92   2.42   7.54    9.0   6.18    5.2    75

                     mean    1.64    2.01    1.42    1.55   2.67   4.59   5.66  12.11  29.31   16.5   19.6   192
                      SD     0.29    0.95    0.55    0.32   1.18   5.72   5.21  11.31  38.07  15.67   28.1   164
                              d2      d4      d6     d8     d10    d12    D14    d16    d18    d20    d22
================================================================================================================

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

ovulation/cycling and, second, to determine whether the antiprogestin effects on the endometrium and the peritoneal fluid markers are being assessed in the presence or absence of progesterone. Also, since previous studies have shown that RU 486 is a suppressor of ovulation when used chronically, we wanted to determine whether then intermittent schedule of treatment would provides similar results for RU 486 and 4124. The samples analyzed are the same as those used for the determination of serum estrogen.

The results are given in TABLE 2 and Figure 2. The three groups were not different in terms of the level of progesterone at day 2 (p = 0.14, ANOVA) nor were there significant differences for any other day (p values between 0.42 and 0.97, ANOVA). The follicular phase was low in serum progesterone and the progesterone peaks were seen at day 16 or later. It is interesting that, in all groups, three out of four monkeys showed good evidence of ovulation (serum progesterone > 2.5 ng/ml). Whereas, chronic RU 486 prevents ovulation, our intermittent schedule appears to allow ovulation with RU 486. 4124 was the same. Whereas the lack of ovulation in one of four monkeys in both the RU 486 and 4124 groups can be rationalized as an effective of treatment, the lack of evidence for ovulation in 10083 of the control group in the treatment period is unexpected and does not fit our criterion of including only normal cycling animals as controls. Without evidence of ovulation in 10083, we do not consider that monkey equivalent to the others in the group and we must assess subsequent data with this in mind. This departure from expectations for the control group underscores the utility of having a larger experimental number (i.e., more power) in the Phase II studies. Interestingly, the serum estrogen of this individual was not remarkable (see TABLE 1 above). We cannot rule out that an ovulatory progesterone level might have been found for any of the groups if we had extended the study to include a day 24 or 26 serum sample, but that seems unlikely in our

FIGURE 2. Time Course of Serum Progesterone during Treatment

                                                          Cycle Day
                ----------------------------------------------------------------------------------------------
                 group       2       4     6      8      10     12     14      16       18       20       22
                ----------------------------------------------------------------------------------------------
                control    1.58    1.46   1.38   1.85   2.34   3.92    7.8     19.9    13.72    13.72    22.97
                 RU 486    1.13    1.44   0.98   1.24   3.14   4.74   9.64     7.27     9.94    10.29     10.3
P(4)(ng/ml)        4124    1.64    2.01   1.42   1.55   2.67   4.59   5.66    12.11    29.31    16.45     19.5

experience. The day that the peak mean progesterone serum level was found was day 19 for the control and the 4124 group and day 21 for the RU 486 group (discounting animals without evidence of ovulation).

The luteal levels of progesterone plus physical evidence of cycling (vaginal show) were determined in the cycle before treatment as an admission criterion. The values were all in excess of 2.3 ng/ml. and did not differ amongst the animals that were put into the three groups (p = 0.49, ANOVA). Monkey 10083 demonstrated a luteal serum progesterone of 3.0 ng/ml. When comparing to mean luteal progesterone levels in the monkeys before treatment with the luteal progesterone levels found after treatment (day 22) we find that the mean levels were not different for any group (p values between 0.22 and 0.33, paired t-Test, two-tailed).

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

Overall, there was no difference in integrated mean serum progesterone levels
(AUC) amongst the three groups by ANOVA (p = 0.64) and discounting the non-ovulatory control monkey did not change the result (p =0.46) or the conclusion. A comparison of the RU 486 and the control group showed no difference in mean serum progesterone when all four monkeys were included (p = 0.35, t-Test, two-tailed) or when only the three obvious ovulators when included in the control group (p = 0.14). The mean serum progesterone level was very similar between the control and 4124 groups when all four animals when compared (p = 0.93) and were found to have the same levels when only obvious ovulators in those two groups were compared (p = 0.97).

The finding of seemingly random non-ovulating cynomolgus monkeys has been observed previously in other studies at Zonagen. Adjustment for this occurrence in our control group, if not excessive, reduces our ability to discern real differences between groups and enhances the possibility of Type II error but decreases the possibility of Type I error.

In summary, neither RU 486 or 43124 prevented ovulation completely as judged from luteal progesterone levels. Moreover, treatment with either RU 486 or 4124 preserved normal serum progesterone levels. A control monkey could not be shown to ovulate and was excluded.

The possibility that effects could be manifest through a combination of both estrogen and progesterone prompted us to compare the ratio of serum progesterone and estrogen amongst the three treatment groups. A graphical representation of those results is given in Figure 3. As expected, the follicular phase demonstrated estrogen dominance and the early luteal phase showed the rise in progesterone without a parallel estrogen increase particularly in the control group but also in the two antiprogestin groups. However, although ratios for the three groups appeared to diverge in the luteal phase, the integrated P:E ratios
(AUC) amongst the three groups were highly variable (control: 269 +/- 215 day/ml; RU 486; RU 486: 105 +/- 83 day/ml; 4124: 139 +/- 123 day/ml) and failed to show statistical significance (p = 0.31, ANOVA). There was no difference between the RU 486 and 4124 groups in terms of AUC (p = 0.67, t-Test, two-tailed). There was also no difference between the control group and the 4124 group in AUC (p = 0.33). In summary we find no convincing evidence from serum levels that an effect could be due to the combined alteration of estrogen and progesterone. Adding the non-ovulating control individual did not change the conclusion.

FIGURE 3. Relationship of Serum Estrogen and Progesterone

[LINE GRAPH]

                                                  Cycle Day
            -------------------------------------------------------------------------------------------
            group        2      4       6      8      10      12      14     16      18     20      22
            -------------------------------------------------------------------------------------------
PE ratio    control    0.08    0.07   0.03    0.04   0.03    0.08    0.15   0.58    0.69   0.69    1.45
(x10(-3))    RU 486    0.04    0.02   0.02    0.02   0.03    0.07    0.24   0.29    0.14   0.14    0.37
               4124    0.05    0.03   0.03    0.02   0.03    0.04    0.06   0.39    0.53   0.54    0.51

An increase in serum cortisol has been observed after long-term treatment with RU 486 and is thought to be due to the high antiglucocorticoid activity of that compound that is registered as deficiency in glucocorticoids leading to a rise initially in ACTH followed by an increase in cortisol. On the other hand, it has been reported that 4124 has low antiglucorticoid activity in the dexamethasone-induced thymus involution assay in the adrenalectomized male rat (Attardi et al., 2000). High antiglucocorticoid activity of RU 486 limits its use but any long-term therapy with a new SPRM for the treatment of endometriosis would not be similarly curtailed if antiglucocorticoid activity were dissociated from antiprogestational

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

activity. The blood samples analyzed for the level of cortisol are the same as those used to determine estrogen and progesterone levels above.

The effects of intermittent treatment on the level of serum cortisol are given in TABLE 3 and Figure 4. There was a slight difference amongst the three groups before treatment 1 (day 2, p = 0.067, ANOVA) that was due to a low serum cortisol value for the RU 486 group as compared to the controls (p < 0.05, Duncan's test). There was a similar effect on day 6 (p = 0.043, ANOVA) due to a lower serum cortisol level in the RU 486 group compared to the 4124 group (p < 0.05, Duncan's test). We anticipated post-treatment increases in RU 486 and wanted to determine whether 4124 showed a similar effect. The significant observation was a peak in serum cortisol in the RU 486 group on day 10. The mean cortisol level was higher than that seen in the control group (p = 0.028, t-Test, one-tailed). The 4124 group did not demonstrate an increase compared to controls (p = 0.25). This sample period (day 10) was one day following an oral treatment. The effect was observed in each individual in the RU 486 group. This observation was true only for the RU 486 group although one monkey receiving 4124 appeared to be sensitive to its effects (0988CQ). The day 10 cortisol spike in the RU 486 group was a true peak: there was a significant increase between day 8 and day 10 (p = 0.043, paired t-Test, one-tailed) and a significant decrease between day 10 and day 12 (p = 0.035). The strong peak on day 10 led us to look for evidence of an acute effect on days 4 and 18. Although the RU 486 group did show an apparent increase in activity on day 4 as seen in Figure 4, the effects were not significant. There was no indication of a peak on day 18. Both of these later time periods (day 4 and day 18) are two days following treatment. There was no effect regardless of whether the oral dose was 100 mg/kg as on day 2 or 40 mg/kg as on day 16. Thus, effects of RU 486 are limited to one day when given orally and acutely. This might also explain the lack of ovulation inhibition seen above when RU 486 and 4124 were given intermittently.

TABLE 3. Serum Cortisol in Monkeys under Study

                                 SERA UG/DL
----------------------------------------------------------------------------------------------------------------------
                                  CORTISOL                                                                          C
 Group     no.          I.D.     d2     d4      d6     d8     d10    d12    d14    d16    d18    d20     d22       AUC
----------------------------------------------------------------------------------------------------------------------
CONTROL
----------------------------------------------------------------------------------------------------------------------
 d2 =
 18-Aug    1     I     0996CQ   39.3    43.3   44.7   36.6    40.5   28.8   24.5   35.8   32.8   30.7   31.9       738
 31-Aug    2     j     6858     42.0    59.8   53.0   46.8    59.8   32.1   41.0   47.7   47.7   54.4   38.3      1003
 5-Sep     3     k     1009CQ   49.3    28.6   17.2   29.7    26.6   16.7   19.4   17.9   31.9   18.8   10.2       483
 12-Sep    4     l    10083     49.7    38.4   29.5   27.2    21.7   23.9   27.0   23.7   22.5   31.4   26.3       593

                       mean     45.1    42.3   36.1   35.1    37.2   25.4   28.0   31.3   33.7   33.7   26.7       704
                        SD       5.3    16.0   15.9    8.8    17.1    6.7    9.3   13.3   10.4   10.4   12.0       225
----------------------------------------------------------------------------------------------------------------------
                                 d2      d4     d6     d8     d10     d12    d14    d16    d18    d20    d22       AUC
                                ======================================================================================
 RU 486
  d2 =
 23-Aug    1     e     6394     16.9    17.4   12.9   16.3   202.5   31.6   37.5   42.5   22.2   22.7   26.6       881
 31-Aug    2     f    CQ7094    22.4    26.8   13.0   26.7    40.3   21.8   24.5   51.6   17.8   18.8   27.5       560
 5-Sep     3     g     9498     33.5    23.2   28.6   34.5   151.2   37.2   29.1   31.9   39.4   32.8   39.6       928
 12-Sep    4     h     8281     37.6   112.0   21.9   36.8    96.0   37.9   31.8   42.3   32.9   32.5   29.6       985

                       mean     27.6    44.8   19.1   28.6   122.5   32.1   30.7   42.1   28.1   26.7   30.8       839
                        SD       9.6    44.9    7.6    9.3    70.0    7.4    5.5    8.0    9.9    7.0    6.0       191
----------------------------------------------------------------------------------------------------------------------
                                 d2      d4     d6     d8     d10     d12    d14    d16    d18    d20    d22       AUC
                                ======================================================================================
  4124
 d2 =
 23-Aug    1     a     10285    56.0    78.3   40.1   49.4    47.2   49.4   43.7   39.5   51.1   86.0   58.5      1142
 5-Sep     2     b    0988CQ    41.6    43.3   59.0   37.2   110.9   25.0   28.3   39.1   49.3   35.8   34.4       966
 6-Sep     3     c    0999CQ    39.8    42.9   49.2   34.4    30.2   33.7   30.4   25.1   33.2   46.0   28.1       746
 13-Sep    4     d    CQ2818    26.1    26.1   31.4   29.8    23.1   13.1   22.7   23.0   21.3   21.1   19.2       488

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

                      mean    40.9    47.6   44.9   37.7    52.9   30.3   31.3   31.7   38.7   47.2   35.0       836
                       SD     12.2    21.9   11.9    8.4    40.0   15.3    8.9    8.8   14.2   27.8   16.8       283
--------------------------------------------------------------------------------------------------------------------
                               d2      d4     d6     d8     d10     d12    d14    d16    d18    d20    d22
                      ==============================================================================================

As was the case with estrogen and progesterone, we also considered the total integrated serum cortisol (AUC) to be a convenient measure. As seen in Table 3, both RU 486 (839 (mu)g day/dl) and 4124 (836 (mu)g day/dl) appeared to be associated with higher mean integrated serum cortisol levels than the control group (704 (mu)g day/dl). However, the results did not show statistical significance. The apparent similarity in the integrated cortisol values runs counter to the finding of a strong effect on day 10 with RU 486 alone. One reason for this apparent discrepancy is likely to be that the RU 486 group showed lower baseline levels of cortisol than the control group or the 4124 group. A larger sample size (precluded here by cost considerations) would make this point clearer. Considering the high mean level of cortisol observed in the RU 486 group on the day after treatment (nearly 3x background and 4124), the potential value of 4124 over RU 486 in a chronic therapy for endometriosis (or fibroid and HRT) is inferrred.

FIGURE 4. Time Course of Serum Cortisol during Treatment

[LINE GRAPH]

                                                   Cycle Day
                            2      4     6      8     10     12     14     16     18    20     22
                          ----   -----  ----  ----   ----   ----   ----   ----   ----  ----   ----
                 control  45.1   42.3   36.1  35.1   37.2   25.4    28    31.3   33.7  33.7   26.7
                  RU 486  27.6   44.8   19.1  28.6    123   32.1   30.7   42.1   28.1  26.7   30.8
Cort (ug/dl)        4124  40.9   47.6   44.9  37.7   52.9   30.3   31.3   31.7   38.7  47.2     35

In summary, there was no effect of 4124 on serum cortisol compared to the control group. This result stands in stark contrast to the results seen with RU 486 when used at the same dose and treatment schedule. In the case of RU 486 the effects are strong, significant, but transient in duration. Some of those effects appear to be due to the intermittent treatment schedule adopted. Daily dosing with RU 486 is likely to impact the animals stronger, analogous effects of 4124 await test

We were concerned that the assay for progesterone in cynomolgus serum could be compromised by a cortisol precursor or metabolite that was unique to cynomolgus serum or that levels of the individual hormones could impact each other in an anomalous way. Moreover, we know that certain glucocorticoids can interact with the progesterone receptor of humans and other species. We compared the levels of progesterone and cortisol against each other to determine whether there a

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

relationship between the two hormones. Figure 5 shows that the ratio of the levels of both hormones has a similar pattern for all three groups with the exception of the RU 486 groups at day 10 - the day of the cortisol spike. The pattern is a reflection of the fact that cortisol is essentially stable throughout the cycle but that progesterone dominates the luteal phase. The glucocorticoid spike due to RU 486 dosing at day 19 appears not to be related to progesterone levels in the same animals and stands out as a singular event.

FIGURE 5. Relationship of Serum Cortisol and Progesterone

[LINE GRAPH]

         group                                                    Cycle Day
         ----------------------------------------------------------------------------------------------------------------
                     2        4         6        8        10        12        14        16        18         20        22
                    ------------------------------------------------------------------------------------------------------
C:P      control    285      290       262      190      159       64.8      35.9      15.7      24.6       24.6      11.6
ratio     RU 486    244      311       195      231      390       67.3      31.8      57.9      28.3       25.9      29.9
            4124    249      237       316      243      198         66      55.3      26.2      13.2       28.7      17.9

The possible determination of lead compound in serum after 24 hours was by extraction and HPLC. We wanted to know whether 4124 were in evidence by this method. Both neat samples of 4124 and spiked control samples were used to indicate the presence of 4124 on control chromatograms. We used a C-18 column and a mobile phase of 70/30 Methanol in water plus 0.03% triethylamine. Possible metabolites of 4124 were found in the serum of treated monkeys but not the original compound. We believe that at 24 hours, the original compound is no longer in evidence in the serum.

Overall, the results demonstrate that treatment with CDB-4124 (1) has minimal effects on serum estrogen levels compared to controls; (2) does not reduce serum estrogen levels compared to RU 486; and 3) does not increase serum cortisol compared to controls. The disclosure of the same serum hormone levels with 4124 as those obtained after the exposure of to weekly RU 486 are important given that RU 486 has suppressive effects on endometriosis in cynomolgus monkeys and women - we might expect 4124 to have similar effects. Since women treated with RU 486 have experienced elevated cortisol and ACTH and we find evidence of the same with RU 486 here but none with 4124, 4124 seems to be an excellent drug candidate.

II. EFFECTS OF CDB-4124 ON CYNOMOLGUS ENDOMETRIUM. A full thickness uterine biopsy was obtained by hysterotomy following the peritoneal lavage. The biopsies of endometrium obtained after the treatment period were fixed in formalin and processed for light microscopy with H and E staining. The pathologist (Dr. Hsiu, EVMS) who reads the samples was blinded to the treatment groupings. Important parameters of the specimen were height of the endometrial layer, developmental stage, mitotic indices for the glands and stroma, and the cycle-dependent classification of the glands in the endometrial layer. Separate histological assessments were made of the glands and stroma.

The overall histological assessment of the uterine biopsies is given in tabular form in TABLE 4 in terms of a classification of the tissue, endometrial thickness, and mitotic figures. The determination of ovulation through finding luteal serum progesterone is appended to the TABLE for clarity. Other features of the glands and stroma are given in TABLEs 5 and 6 and Figures 6-10. Figure 6 is a set of representative photomicrographs of each treatment group. A complete set is given in the appendix. An important feature of the histological assessment was the appearance of the endometrium. The control group was notable for the distinction between the non-ovulating monkey (10083) and the others. The underdevelopment of height of tissue in the endometrial layer and its classification as proliferative (more typical of the follicular phase) rather than secretory (indicative of the progesterone-dominated luteal phase) indicates a fundamental difference in this monkey and supports strongly our decision to eliminate this animal from the control group. The dicotomy between monkey 10083 and the other controls is reflected in TABLEs 5 and 6 as well (see below). The non-ovulating control resembles neither the

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

RU 486 nor 4124 group in classification (all are interval or secretory) although a reduced thickness of the endometrium is typical of the other treatment groups. The reduction is height associated with RU 486 or 4124 treatment appears to be a more universal feature of antiprogestin action than classification. There was also no apparent congruency amongst the non-ovulating individuals in the three groups. At this point, we cannot rule out that the effects of RU 486 and 4124 were slightly divergence: the classification of the two groups varied between interval and secretory in a different manner. This is difficult to resolve with a small sample size.

TABLE 4. Effect of RU 486 and 4124 on the Endometrium - Overall

  ENDOMETRIAL ASSESSMENT - HISTOLOGY

                                   CLASSIFICATION       THICKNESS         MITOTIC FIGURES                            OVULATORY(a)
---------------------------------------------------------------------------------------------------------------------------------
 Group      No     Z      I.D.                             mm                glands(1)          stroma(2)             yes     no
---------------------------------------------------------------------------------------------------------------------------------
            1      I     0996CQ      Secretory           3.50                  0                 0                     x
CONTROL     2      j      6858       Secretory           5.25                  0                 0                     x
            3      k     1009CQ      Secretory           6.25                  0                 0                     x
            4      l      10083    Proliferative         1.75*                 0*                0*                           x
                                                                                                                     ==========

           consensus or MEAN          Secretory          5.00                  0                 0
                        SD                               1.39                  0                 0
---------------------------------------------------------------------------------------------------------------------------------
                                                           *deleted             *deleted          *deleted           OVULATORY(a)
                                                                                                                     ------------
                                                                                                                      yes     no
                                                                                                                     ------------
            1      e      6394    interval               2.25                  0                 0                            x
RU 486      2      f    CQ7094    interval               2.00                  1                 0                     x
            3      g      9498    interval               1.50                  1                 0                     x
            4      h      8281        Secretory          2.25                  2                 1                     x

           consensus or MEAN      interval/secretory     2.00                  1.0               0.250
                        SD                               0.35                  0.8               0.50
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                     OVULATORY(a)
                                                                                                                     ------------
                                                                                                                      yes     no
                                                                                                                     ------------
            1      a     10285        Secretory          3.25                  0.0               4.0                   x
 4124       2      b    0988CQ        Secretory          2.25                  2.0               1.0                          x
            3      c    0999CQ        Secretory          3.25                  0.0               0.0                   x
            4      d    CQ2818    interval               2.25                  2.0               0.0                   x
                                                                                                                     ==========

           consensus or MEAN      secretory/interval     2.75                  1.0               1.25
                        SD                               0.58                  1.2               1.89
---------------------------------------------------------------------------------------------------------------------------------

(1) mitotic figures per 10 glands                            (a) from serum P(4)
(2) mitotic figures per 10 high power fields

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis Previous long-term dosing experiments indicated that RU 486 could reduce the thickness of the endometrium. The control group and the RU 486-treated group are positive and negative controls respectively for effects on the endometrium and are consistent with the cynomolgus monkey model (Wolf et al., 1989; Grow et al., 1998). Results are also given visually in Figure 6 and confirm that CDB-4124 used intermittently reduced the height of the endometrium of treated monkeys compared to controls (p = 0.015, t-Test, one-tailed) and the results were not different than those seen with RU 486 although there was a tendency for RU 486 to be more suppressive of thickness than 4124 (p = 0.081, t-Test, two-tailed).

Figure 6.  Micrographs of Cynomolgus Endometrium after Treatment

[BAR CHART]

Figure 7. Effect of RU 486 and 4124 on Endometrial Thickness

[BAR CHART]

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

Figures 8 and 9 illustrate the effect of RU 486 and 4124 on the Mitotic Index (M.I.) of the glands and stroma, respectively. I n both cases, controls demonstrated essentially no mitotic figures whereas both compounds often demonstrated figures and mean values for mitotic index were positive. The two antiprogestins were not different in terms of their mean values for M.I. in the glands (p = 0.88, Mann-Whitney, two-tailed) and stroma (p = 0.50, t-Test, two-tailed).

Figure 8. Mitotic Index in the Endometrial Glands after Treatment

[BAR CHART]

Figure 9. Mitotic Index in the Endometrial Stroma after Treatment

[BAR CHART]

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

The effects on the glandular elements in the endometrium are given TABLE 5. The distinctive shape of the glands of proliferative monkeys is seen in the control and is altered in the two treatment groups. The non-ovulating animal in the

TABLE 5  Effect of Treatment on the Glands of the Endometrium

         ENDOMETRIAL GLANDULAR ASSESSMENT - HISTOLOGY SUMMARY

                                          CELLULAR PARAMETERS                  NUCLEAR PARAMETERS         OVULATORY(a)
                                 -------------------------------------  --------------------------------  ------------
Group     No      Z      I.D.     size          Shape          sec.(1)  size    shape   dil.(2)  vac.(3)   yes     no
-----     --      -      ----     ----          -----          -------  ----    -----   -------  -------   ---     --
          1       I     0996CQ   medium   Elongated, tortuous     0     oval   medium     0        1        x
CONTROL   2       j       6858   medium   Elongated, tortuous     0     oval   medium     0        0        x
          3       k     1009CQ   medium   Elongated, tortuous     0     oval   medium     0        1        x
          4       l      10083   medium*      straight*           0*    oval*  medium*    0*       0*              x
                                                                                                          ------------

         consensus or  MEAN      medium   Elongated, tortuous    0.0    oval   medium    0.0      0.67
                       SD                                        0.0                     0.0      0.58
--------------------------------------------------------------------------------------------------------- ------------
                                     *deleted             *deleted       *deleted           *deleted      OVULATORY(a)
                                                                                                          ------------
                                                                                                           yes     no
                                                                                                           ---     --

          1       e       6394   medium   Elongated, irregular    1     oval   medium     1        1               x
RU 486    2       f     CQ7094   medium   Slightly elongated      0     oval   medium     0        2        x
          3       g       9498     m/s    Slightly elongated      0     oval   medium     0        1        x
          4       h       8281   medium   Elongated, tortuous     0     oval   medium     0        1        x
                                                                                                          ------------
         consensus or  MEAN      medium       elongated          0.25   oval   medium    0.25     1.25
                       SD                                        0.25                    0.25     0.50
--------------------------------------------------------------------------------------------------------- ------------
                                                                                                          OVULATORY(a)
                                                                                                          ------------
                                                                                                           yes     no
                                                                                                           ---     --

          1       a      10285   medium   Elongated, tortuous     0     oval   medium     0        2        x
4124      2       b     0988CQ   l/m/s    Slightly elongated      1     oval   medium     1        2               x
          3       c     0999CQ   medium   Elongated, tortuous     0     oval   medium     0        1        x
          4       d     CQ2818   medium   Slightly elongated      0     oval   medium     0        1        x
                                                                                                          ------------
         consensus or  MEAN      medium       elongated          0.25   oval   medium    0.25      1.5
                       SD                                        0.25                    0.25     0.58

(1) glandular secretion

(2) dilation

(3) subnuclear vacuoles

(a) from serum P(4)

control group is again out of phase with the other controls and the treated animals. The treated animals that were non-ovulatory did not resemble the control non-ovulator. The non-ovulators that were treated also were the only monkeys to

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

exhibit dilation and evidence of secretion. Subnuclear vacuoles were found often in both the RU 486 and 4124 groups but less often and in lower abundance in the controls. The numbers given in TABLE 6 for that parameter failed to show statistical significance (p = 0.195, ANOVA). Although highest valued in the scoring system used, the 4124 group was not different from the control group (p = 0.12, t-Test, two-tailed).

The effects on the stromal element of the endometrium are given in TABLE 6. As was the case with the overall assessment

TABLE 6  Effect of Treatment on the Stroma of the Endometrium

               ENDOMETRIAL STROMAL ASSESSMENT - HISTOLOGY SUMMARY

                                                    STROMAL CELL PARAMETERS                      OVULATORY(a)
                                 --------------------------------------------------------------  ------------
Group      No     Z      I.D.          density           edema    cong.(1)  decid.(2)  hemo.(3)   yes     no
-----      --     -      ----          -------           -----    --------  ---------  --------   ---     --
           1      I     0996CQ   normal                    1         0          0         0        x
CONTROL    2      j      6858    normal                    3         1          0         0        x
           3      k     1009CQ   normal                    1         0          0         0        x
           4      l     10083      slightly dense*         0*        0*         0*        0*              x
                                                                                                 ------------
         consensus or  MEAN      normal                   1.7       0.33        0         0
                       SD                                 1.2       0.58        0         0
-----------------------------------------------------------------------------------------------  ------------
                                     *deleted           *deleted                  *deleted       OVULATORY(a)
                                                                                                 ------------
                                                                                                  yes     no
                                                                                                  ---     --

           1      e      6394    normal                    0         0          0         0               x
RU 486     2      f     CQ7094   normal                    0         0          0         0        x
           3      g      9498      slightly dense          0         0          0         0        x
           4      h      8281    normal                    1         0          0         0        x
                                                                                                 ------------
                                                                                0
         consensus or  MEAN      normal/slightly dense    0.25       0          0         0
                       SD                                 0.50       0          0         0
-----------------------------------------------------------------------------------------------  ------------
                                                                                                 OVULATORY(a)
                                                                                                 ------------
                                                                                                  yes     no
                                                                                                  ---     --

           1      a     10285    normal                    0         0          0         0        x
4124       2      b     0988CQ   normal                    0         0          0         0               x
           3      c     0999CQ   normal                    1         0          0         0        x
           4      d     CQ2818   normal                    0         0          0         0        x
                                                                                                 ------------
         consensus or  MEAN      normal                   0.25       0          0         0
                       SD                                 0.50       0          0         0

(1) congestion

(2) decidual reaction

(3) hemorrhage

(a) from serum P(4)

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

of the endometrium and the glandular cells, the non-ovulating monkey in the control group did not resemble the other controls in terms of histological density and edema. No decidual reaction was seen as expected on day 22 in any group. There was no evidence of congestion in the blood vessels or hemorrhage in any group. The most significant histological observation was the edema evident in the control group that was absent from the groups treated with RU 486 and 4124. Using the scoring system, there was a strongly suggested difference (p = 0.057, ANOVA) and both RU 486 and 4124 were different (p < 0.05, Duncan's test). The data is treated graphically in Figure 10.

Figure 10. Effect of Treatment on Stromal Edema

[BAR CHART]

There was a clear effect of endometrial thickness (p = 0.0036, ANOVA) with the RU 486 and 4124 groups being different from controls (both p < 0.05, Duncan's test). There was a difference between antiprogestin treatment and controls in terms of Mitotic Index and in stromal edema. Moreover, the strong effect on the endometrium but the lack of an effect on the pituitary or ovary (i.e., no consistent effect on ovulation or corpus luteum secretion of progesterone) were observed in the presence of high and physiologic levels of estrogen and progesterone. These results are consistent with that found by Grow et al.,
(1996). The effects of 4124 and RU 486 were essentially the same in terms of the endometrium and different from controls.

         iii. EFFECTS OF CDB-4124 ON MARKERS OF ENDOMETRIOSIS IN PERITONEAL FLUID. We wanted to investigate surrogate markers of endometriosis in cynomolgus monkeys to obtain a more complete portrait of disease. Such markers and endometriotic lesions will be assessed in Phase II. The appearance, number, or depth of lesions has generally been considered to be the critical, if not, the sole observable feature of endometriosis.

Cynomolgus peritoneal fluid (PF) was obtained as a lavage at laparotomic examination after treatment (Schenken et al., 1984a). Care was taken to insure that PF was not diluted by blood. Serum samples were matched to a PF sample taken at day 22 (day of the endometrial biopsy). A lavage of peritoneal fluid was removed by aspiration, its volume measured, centrifuged to remove cells and debris, and aliquots of supernatant frozen for subsequent analysis at Zonagen. The protein concentration of each PF was determined by the method of Bradford.

The assay of VEGF, TNF-(alpha), IL-6 (not originally included), and IL-8 were by ELISA. Commercial kits from various sources adaptable to analysis of the cynomolgus PF were used (Verdier et al., 1995). Certain of these kits were not the same ones that we had sought to use when the application was made. We determined vitamin E in the serum and PF samples by an extraction and a HPLC method that proved to be efficient ( >95% as an extraction) and reproducible (data not shown). Our aim in Phase I was to (1) demonstrate the feasibility of sampling cynomolgus PF through lavage, (2) establish reproducibility and reliability of the assays for monkey samples, and (3) supply baseline information on these

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

immunological markers in the normal monkey pelvis after treatment with antiprogestins. Vitamin E was determined in matched serum and PF samples (Murphy et al., 1998). In the assays of the PF contents, results will be normalized to soluble protein (Bradford). The results are given in TABLE 7. Comparisons are adjusted for the inclusion of only ovulating monkeys in the control group as discussed above. ANOVA was used to distinguish differences amongst the groups when possible although variability in the data sets often suggested the use of the non-parametric equivalent of ANOVA, the Kruskal-Wallis (KW) test. Since (a) effects on the markers of endometriosis are secondary to effects on endometrium,
(b) the number of monkeys per group is small, and (c) some variation in serum levels was expected in the cycle (influencing the levels of markers), and (d) the indication of a trend is sought, statistical significance was set before the experiment at at p = 0.1 or less to eliminate the chances of coming to a false conclusion on the basis of type II error.

TABLE 7  Levels of Soluble Markers in Cynomolgus Peritoneal Fluid.


            Zonagen     EVMS      PF          VIT E             IL-6                IL-8                VEGF           TNF-ALPHA
         ------------   ----    [prot.]  --------------  ------------------  ------------------  ----------------- -----------------
Group    number   ID    I.D.     mg/ml    serum     PF    serum       PF      serum      PF       serum      PF      serum     PF
-----    ------   --    ---     -------   -----     --    -----       --      -----      --       -----      --      -----     --
                                          nM/ml           pg/ml     pg/mg     pg/ml     pg/mg     pg/ml    pg/mg     pg/ml   pg/mg
CONTROL    1      I    0996CQ     1.4      12.3      0     0.78         0      1486       24       8.39     5.86      1.9     1.36
           2      j     6858     0.35      13.3      0     1.51      0.34      1640       23      11.25    39.29      2.2     6.29
           3      k    1009CQ     2.5        14      0     3.73     0.336      3367       13       7.86     4.93      2.6     1.04
           4*     l*   10083     4.75      16.1      0     2.41      0.16      2576       17       9.82     2.41      0.5     0.11

                        mean     1.42      13.9      0      2.6      0.23      2164       20       9.17     16.7      2.2     2.89
                         SD      1.08       1.6      0      1.6      0.20      1044        6       1.82     19.6      0.4     2.94
------------------------------------------------------------------------------------------------------------------------------------
                 * deleted from the control group as a non-ovulator
RU 486     1      e     6394      0.9      12.3      0     1.08      0.40        643      26       4.46     8.00     0.25     1.33
           2      f    CQ7094     2.2      14.1      0     0.72       1.9       1619      16       9.46     5.85      3.9     0.86
           3      g     9498      1.3      15.1      0     0.72       0.6       1110       8       3.21     8.52      1.1     3.08
           4      h     8281      1.5      12.2      0     0.78      0.64       1943      16       8.04     7.97      2.0        0

                        mean     1.48      13.4      0     0.83       0.9       1329      16       6.29     7.58      1.8     1.32
                         SD      0.54       1.4      0     0.17       0.7        571       7       2.94     1.19      1.6     1.30
------------------------------------------------------------------------------------------------------------------------------------

4124       1      a     10285    1.75      11.9      0        0      0.00       1486      36       3.39     3.06        0     1.14
           2      b    0988CQ    0.95      21.3      0     1.02      0.57       4073      65       6.61    13.54      1.8     7.16
           3      c    0999CQ    0.95      15.9      0     0.72      0.88       4705      22       7.68     8.08      1.8     1.89
           4      d    CQ2818     1.2      8.97      0     4.04      1.11       1279      11       3.04     5.51        0     1.33

                        mean     1.21      14.5      0     1.45      0.64       2886      34       5.18     7.55      0.9     2.88
                         SD      0.38       5.3      0     1.78      0.48       1757      24       2.32     4.49     1.04     2.87
------------------------------------------------------------------------------------------------------------------------------------
                   ANOVA       p = 0.85                                 p = 0.31                 p = 0.16                   p = 0.60
                 KW            p = 0.85  p = 0.99        p = 0.39  p = 0.13  p = 0.41  p = 0.56  p = 0.12 p = 0.91 p = 0.11 p = 0.46

We found that we were able to sample cynomolgus PF without problem or serious contamination with blood. The PF samples demonstrated no differences amongst the groups evaluated in terms of the level of protein (p= 0.85, ANOVA), although there was a 10-fold difference between the most and least diluted PF. We obtained enough material to perform the vitamin E analysis (at least 100 (mu)g protein). The vitamin E concentrations in the sera were the same (p = 0.99, KW) amongst the groups. This was not unexpected; Murphy et al. (1998) did not find differences in serum vitamin E in patients with and without endometriosis. Unexpectedly, we could not detect vitamin E in the PFs. This was not a failure of the method of detection. We believe that the labile compound may be sensitive to oxidation/reduction in the absence of lipids and protein. We intend to modify our method of collection and storage of PF to ensure that the samples are kept in a non-oxidizing state from the time of collection onward. We could not detect differences amongst the PFs with regard to the

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

levels of IL-6, IL-8, VEGF, or TNF-(alpha) (see TABLE 7). We found that IL-6 and TNF-(alpha) were essentially undetectable in the PFs and very low in the sera. We found that VEGF was measurable in sera and PF samples and that IL-8 was high in sera. VEGF tended to be lower in the monkeys treated with 4124 compared to the other groups (p < 0.10, Duncan's test) and compared to controls (p 0.058, t-Test, two-tailed). The effects of RU 486 and 4124 were not significantly different in terms of serum VEGF (p = 0.58, t-Test, two-tailed). Although there was a statistical difference between 4124 and controls in terms of the level of serum TNF-(alpha), the very low levels suggest caution with any conclusion.

Before the study, we proposed that positive results would demonstrate that treatment with 4124 (1) alters the PF level of one or more of the four markers of disease compared to controls; (2) duplicates the effects of RU 486, an agent known to decrease pelvic pain in women with disease.

We cannot detect an effect of either antiprogestin on vitamin E or cytokine levels in PF. 4124 appeared to lower the level of VEGF in serum compared to control. The very stable baseline demonstrated by most of these markers in serum and PF does provide some assurance that the introduction of endometriotic lesion will be made against a background of minimal effects of the RU 486 and 4124 on serum and PF cytokines.

3.       SUMMARY AND CONCLUSIONS

The overall results of this Phase I SBIR study are that 4124 has strong effects on the cynomolgus endometrium that are consistent with those provided by RU 486. The results are a reduction in the height of the endometrium and its development, a change in the mitotic index, and changes in the glands and stroma concomitant with antiprogestational effects. In addition, 4124 and RU 486 do not affect serum estrogen or progesterone, nor do they appear to consistently affect ovulation when used once every 7 days. Unlike RU 486, 4124 does not result in a transient rise in serum cortisol, i.e.; it does not appear to have strong antiglucocorticoid activity. There are no effects on most cytokines or vitamin E in the peritoneal fluid. 4124 appears to be able to alter the serum level of VEGF.

These results support a Phase II application. We could not expect a size reduction in ectopic lesions in the peritoneal cavity without observing, as we did here, a reduction in the height on the eutopic endometrium. The fact that effects of these antiprogestins was seen in primates in the face of normal levels of estrogen and progesterone speaks to their strong activity as drugs. The lack of antiglucocorticoid activity of 4124 enhances the chances of its use in women. The lack of effect of 4124 on vitamin E or on cytokines (both may contribute to the establishment or progression of endometriosis) indicates a stable baseline for these soluble factors that will be contrasted to results to be obtained in Phase II.

The potential that RU 486 offers for the treatment of endometriosis in women may be matched by the use of 4124. The lack of antiglucocorticoid activity with 4124 indicates that this new SPRM should be a better drug candidate.

4.       CONSULTANTS

Alfred N. Poindexter, M.D: Professor, Department of Obstetrics & Gynecology, Baylor College of Medicine. Board certification in Reproductive Endocrinology and Infertility. Dr. Poindexter expertise will be sought concerning aspects of human endometriosis and the relevance of results for women.

Gary Hodgens, PhD and Robert F Williams, PhD, will serve as consultants with respect to hormone studies performed at Zonagen, Inc., overall evaluation of experimental results, and forward planning.

5.       CONTRACTURAL ARRANGEMENTS

Zonagen is party to a license agreement with the NIH to develop certain new 21-substitutes 19-nor-progestins as drugs for human disease.

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                                       21

             Principal Investigator (Last, First, Middle): Wiehle, Ronald Dennis

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